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                                                                   EXHIBIT 10.18


October 11, 1996



Mr. Michael Romanies
20116 Torrey Pond Place
Gaithersburg, MD 20879


Dear Michael:

I am pleased to provide you with the terms and conditions of your anticipated employment by Number Nine Visual Technology Corporation (the "Company").

Position Your initial position will Vice President, Marketing. In addition to performing duties and responsibilities associated with this position, you will be expected to perform such other duties and responsibilities that may be assigned to you by the Company from time to time. As a full-time employee of the Company, you shall devote your full business time and energies to the business and affairs of the Company.

Starting Date/Nature of Relationship Your employment with the Company shall commence on October 22, 1996. No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time for any reason.

Salary/Rate of Pay   Your initial salary will be $5,208.34 per pay period, paid twice a month annualized at $125,000.

Bonus   You will be eligible to participate in a bonus program with the opportunity to realize up to $50,000 annually. The bonus will be based on a combination of the attainment of the Company's earnings goals and the attainment of individual goals determined by the President. During your first fiscal year of employment Number Nine will guarantee a prorated maximum bonus which will equal $9,615 and be payable not later than January 15, 1997.

Relocation Complete relocation information will be delivered under separate cover.
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Stock Options  The Company will grant you an option to purchase 50,000 shares of common stock at a purchase price equal to the fair market value calculated on your first day of employment. The options will vest over four years with 25% vesting at the end of each full year of employment with the Company and will be subject to the terms of the Company's option agreement.

Benefits During the first 90 days of employment, you will not be eligible to participate in any benefits generally provided to employees except for health and dental insurance, which will be provided subject to the terms and conditions of that coverage. After the first 90 days of employment, you will be eligible to receive such benefits as are generally provided to other employees in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit.

Confidentiality The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a confidentiality agreement substantially in the form of Attachment A to this letter (the "Confidentiality Agreement").

General This letter, together with the Confidentiality Agreement, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, either in writing or oral. This agreement is contingent on the successful completion of references. This letter shall be governed by the laws of the Commonwealth of Massachusetts.

You may accept this offer of employment and the terms and conditions thereof by signing the enclosed additional copy of this letter and the Confidentiality Agreement, which execution will evidence your agreement with the terms and conditions set forth herein and therein, and returning them to the Company.

This offer will expire on October 16, 1996, unless accepted by you prior to such date.

Sincerely,
NUMBER NINE VISUAL TECHNOLOGY CORPORATION



__________________________________
NAME, TITLE


Accepted and agreed:



__________________________________         Date: ___________________